Exhibit 10.1
July 24, 2009

NAME
ADDRESS
ADDRESS

Re:           Your 2009 Supplemental Long Term Incentive Award

Dear NAME:

On July 14, 2009 the Compensation Committee of the Board of Director’s approved a Supplemental Long Term Incentive Plan (the “Supplemental Plan”). The Supplemental Plan is in recognition of the current worldwide economic slowdown and its impact on our revenue growth objectives. During this period of slower growth, the compensation committee of the board of directors and senior management determined management’s efforts should be focused on profit improvement. The objective agreed upon was a two percentage point increase in operating profit margin over the next two and a half years. Details of a supplemental long term incentive plan that measures profit margin improvement are included in the attached plan summary.

At the time the Supplemental Plan was adopted, the compensation committee also granted you a Supplemental Long Term Incentive Plan Award (the “Supplemental Award”) with a target value of  _________.

This award is made under the terms of our 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”).  We have attached a summary of the terms of your award.  Please read it carefully.

I am pleased you are a participant in this Supplemental Plan. Your contributions to our lean programs, development and sale of our high value products and services, expense control and continuing organization effectiveness improvements all contribute to profit improvement. I trust your efforts and participation will be beneficial to both you and the Company.

Sincerely,

Richard D. Luzzi
Vice President, Human Resources

Summary of Your Supplemental Award

What is the Supplemental Award?

The Supplemental Award is a “Cash-Based Performance Award” made under the Omnibus Plan.  The award represents the conditional right to receive a cash payment upon the achievement of pre-established, objective performance goals.  The amount of cash that you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.

What is the performance goal?

The ultimate performance goal is to increase Operating Profit Margin, also called OPM, by 2% by December 31, 2011.  Operating Profit Margin is equal to our consolidated operating profit divided by our consolidated net sales as determined by the compensation committee.  Our current forecast OPM for 2009 is 10.2%.  The target is to increase OPM by 0.3% from July 1, 2009 to December 31, 2009, an additional 0.7% during 2010 and an additional 1.0% during 2011.

What is the performance period?

The Company’s performance against the goals is measured over the 2.5-year period that begins July 1, 2009 and ends December 31, 2011.  However, performance will be measured and calculated at the end of each calendar year.  20% of your Supplemental Award payout will be based upon performance from July 1, 2009 to December 31, 2009, 40% of your Supplemental Award payout will be based upon performance from January 1, 2010 to December 31, 2010 and 40% of your Supplemental Award payout will be based upon performance from January 1, 2011 to December 31, 2011.

How is the Supplemental Award cash payment calculated?

Your target Supplemental Award amount on the first page of this letter is the dollar value of the cash payment you would receive if the Company obtains 100% of each of the three annual OPM targets.  Additional cash will be paid under this Supplemental Award if actual performance exceeds the target performance level, and less cash will be paid if actual performance falls short of the target performance level.  No cash will be paid out if actual performance falls below the minimum acceptable level.

After December 31 of each year in the 2.5 year performance period, the Company will determine the OPM for that period.  The OPM will be compared to the target for that year and a payout amount for that period will be determined based on actual performance compared to target performance.  The annual payout amount will be weighted in accordance with the chart below and then added to the other years’ payout amounts to determine your total payment.

Relevant Performance Period	Target OPM	OPM Increase During the Period	Payout Weight
July 1, 2009 to December 31, 2009	10.5%	0.3%	20%
January 1, 2010 to December 31, 2010	11.2%	0.7%	40%
January 1, 2011 to December 31, 2011	12.2%	1.0%	40%
	TOTAL	2.0%	100%

The payout will vary based upon achievement versus the target OPM for each calendar year based upon the following  tables:

July – December 2009
(20% Weighting)
Performance Range		OPM Attained	Payout
Maximum:	115%	12.08%	150%
Target:	100%	10.50%	100%
	95%	9.98%	80%
Threshold:	85%	8.93%	50%
Less than 85%:			-0-

January – December 2010
(40% Weighting)
Performance Range		OPM Attained	Payout
Maximum:	115%	12.88%	150%
Target:	100%	11.20%	100%
	95%	10.64%	80%
Threshold:	85%	9.52%	50%
Less than 85%:		Less than 9.52%	-0-

January – December 2011
(40% Weighting)
Performance Range		OPM Attained	Payout
Maximum:	115%	14.03%	150%
Target:	100%	12.20%	100%
	95%	11.59%	80%
Threshold:	85%	10.37%	50%
Less than 85%:		Less than 10.37%	-0-

If actual OPM attained falls between any of the performance range percentages above in any year, the payout for that portion of your Supplemental Award will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.

Can my award be changed?

Yes, the Committee can change the targets as it considers appropriate.  In the event of acquisitions or divestitures the Committee will on a case-by-case basis determine the necessity to change or revise the performance targets.

When will I know how much cash I will receive?

The cash will be paid to you in early 2012 after the OPM at the end of the entire performance period is calculated.  This calculation will be certified by the Compensation Committee after review of the Company’s audited financial statements.

May I defer receipt of the payout of my Supplemental Award?

No.  These awards are not eligible for deferral under any employee benefit plan.

Are there circumstances under which my right to receive a cash payment would terminate?

You will not be entitled to receive a cash payment with respect to your Supplemental Award if:

1.	Your employment terminates for any reason before December 31, 2011; or

2.
If at any time during your employment or within 3 months following termination of your employment, you directly or indirectly engage in activity harmful to, or not in the best interest of, the Company.  Such activity includes, without limitation:

•	conduct related to your employment for which either criminal or civil penalties against you may be sought;

•
acquisition of a direct or indirect interest or an option to acquire such an interest in any person or entity engaged in competition with the Company’s business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

•
accepting employment with or serving as a director, officer, employee or consultant of, or furnishing information to, or otherwise facilitating the efforts of, any person or entity engaged in competition with the Company’s business;

•
soliciting, employing, interfering with, or attempting to entice away from the Company any employee who has been employed by the Company in an executive or supervisory capacity within one year before such solicitation, employment, interference or enticement;

•	violation of Company policies, including the Company’s insider-trading policy; or

•	using for yourself or others, or disclosing to others, any confidential or proprietary information of the Company in contravention of any Company policy or agreement.

Are there any other things I should be aware of?

This is summary of your Supplemental Award.  Your award is subject to the terms of the Omnibus Plan.   If you have not previously received a prospectus for the Omnibus Plan, this award is being delivered with an Information Statement, which gives additional information about your award and the Omnibus Plan under which it is granted.  We encourage you to read the Information Statement.  Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.